EXHIBIT 99

News From

FOR IMMEDIATE RELEASE May 3, 2004

HEALTHSOUTH NAMES JAY GRINNEY CHIEF EXECUTIVE OFFICER

BIRMINGHAM, Ala., May 3, 2004 – HealthSouth Corp. (OTC Pink Sheets: HLSH) today announced that its Board of Directors has unanimously elected Jay Grinney, age 53, to the position of President and Chief Executive Officer, effective May 10, 2004. He also will serve as a member of HealthSouth’s Board of Directors. Mr. Grinney, who most recently served as the President of the Eastern Group of HCA (NYSE: HCA), will replace Robert P. May, who has served as HealthSouth’s Interim Chief Executive Officer since March 2003. Mr. May will remain with HealthSouth as a member of its Board of Directors and assist Mr. Grinney in the transition period.

“We are delighted to welcome Jay as HealthSouth’s new Chief Executive Officer,” said Joel C. Gordon, Interim Chairman. “Jay has broad operating and financial experience and is recognized as one of today’s outstanding leaders in the healthcare industry. He brings with him not only a wealth of practical know-how built over a 23-year career, but a real vision of the opportunities and challenges in today’s healthcare industry.”

“I am honored to be leading HealthSouth into the next chapter of its growth,” said Mr. Grinney. “HealthSouth has made an impressive turnaround over the past year and I am confident that it has a future of solid growth and profitability. I look forward to working together with the company’s dedicated and talented employees to ensure that HealthSouth reaches its full potential as the nation’s largest provider of healthcare services.”

“It has been a privilege for me to lead the organization as Interim CEO of HealthSouth over the past year and I look forward to helping Jay during the transition,” said Mr. May. “The progress that has been made is nothing less than remarkable and I would like to thank all of HealthSouth’s employees. It was because of their focus and hard work that we have been able to accomplish so much. I look forward to returning to my work on the Board of Directors, which is what originally attracted me to HealthSouth.”

Mr. Grinney has an extensive background in the healthcare industry. Since 1996, he has served as President of HCA’s Eastern Group, which employs over 65,000 people and consists of approximately 100 hospitals located in 10 states with annual net revenues of $10.5 billion. Prior to that, he held a number of different positions at HCA, including President of the Greater Houston Division and Chief Operating Officer of the Houston Region. Before joining HCA, Grinney held several executive positions during his nine-year career at the Methodist Hospital System in Houston.

Mr. Grinney is active on numerous industry boards and community organizations, including serving as Chairman of the Board of the Federation of American Hospitals (FHA), the national representative of privately owned and managed community hospitals and health systems throughout the United States.

Mr. Grinney has a bachelor’s degree from St. Olaf College in Northfield, Minnesota and both an MBA and an MHA from Washington University in St. Louis.

About HealthSouth

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth’s actual results may differ materially from the results anticipated in these forward- looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HealthSouth’s financial reporting and related activity calling into question the accuracy of the Company’s previously filed financial statements; HealthSouth’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of the events of default under such agreements, the failure of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to or delays in the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

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For more information contact Andy Brimmer at 205-410-2777.